Exhibit 7.16

April 24, 2007

Green Equity Investors III, L.P.

Green Equity Investors Side III, L.P.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard Suite 2000

Los Angeles, CA 90025

Credit Suisse International

One Cabot Square

London E14 4QJ

England

External ID: [                    ] – Risk ID: [                    ]

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “CSI” means Credit Suisse International, “Counterparty” means Green Equity Investors III, L.P., “Side Fund” means Green Equity Investors Side III, L.P. and “Agent” means Credit Suisse, New York branch, solely in its capacity as agent for CSI, Counterparty and Side Fund.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the 2002 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction shall be deemed to be a Share Forward Transaction within the meaning set forth in the 2002 Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if CSI, Counterparty and Side Fund had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

If there exists any ISDA Master Agreement among CSI, Counterparty and Side Fund or any confirmation or other agreement among CSI, Counterparty and Side Fund pursuant to which an ISDA Master Agreement is deemed to exist among CSI, Counterparty and Side Fund, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which CSI, Counterparty and Side Fund are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 24, 2007

Seller:	Collectively, Counterparty and Side Fund. The obligations of Counterparty and Side Fund hereunder shall be joint and several.

Buyer:	CSI

Shares:	7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock of Rite Aid Corporation (the “Issuer”) (the “Preferred Shares”). Except as used in the settlement terms of the Transaction, the term “Shares” shall also mean the common stock of Issuer (Exchange symbol: RAD) (the “Common Shares”), as the context shall require.

Number of Shares:	1,321,900

Prepayment:	Applicable

Conditions to CSI’s Obligation to Pay Prepayment Amount:	It shall be a condition to CSI’s obligation to pay any Prepayment Amount hereunder on any Prepayment Date that Seller shall have performed its obligations under Sections 3(b)(ii) and 5(c).

Prepayment Amount:	USD 157,185,924

Variable Obligation:	Not Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Valuation:

Valuation Date:	April 25, 2008

Market Disruption Event:	Section 6.3(a) of the 2002 Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Settlement Terms:

Settlement Method Election:	Applicable

Default Settlement Method:	Physical Settlement; provided that, Cash

Settlement shall apply if Counterparty validly elects Cash Settlement pursuant to the provisions of “Cash Settlement Election” below.

Electing Party:	Counterparty

Settlement Method Election Date:	The date that is 10 Scheduled Trading Days prior to the Valuation Date

Settlement Price:	The value per Share to Buyer of the Number of Shares to be Delivered, as determined by the Calculation Agent

Cash Settlement Election:	Notwithstanding the 2002 Definitions Counterparty may elect Cash Settlement by delivering a written notice to CSI (the “Cash Settlement Notice”) by the Settlement Method Election Date, which Cash Settlement Notice shall contain a representation by Seller that (x) on the date of such Cash Settlement Notice, the Seller is not in possession of any material non-public information with respect to the Issuer or the Shares, (y) the Counterparty is electing Cash Settlement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (z) the Seller has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

Automatic Physical Settlement:	If (x) Counterparty has not elected Cash Settlement, (y) by 10:00 A.M., New York City time, on the Settlement Date, Seller has not otherwise effected delivery of the Number of Shares to be Delivered and (z) the collateral then held hereunder by or on behalf of CSI includes Preferred Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the 2002 Definitions are true and satisfied (or, at the absolute discretion of CSI, Preferred Shares with respect to which such Representation and Agreement are not true or satisfied), then the delivery required by Section 9.2 of the 2002 Definitions shall be effected, in whole or in part, as the case may be by delivery from the Collateral Account (as defined below under “Collateral”) to CSI of a number of Preferred Shares equal to the Number of Shares to be Delivered.

Settlement Currency:	USD

Representation and Agreement:	Notwithstanding Section 9.11 of the 2002 Definitions, the parties acknowledge that any Shares delivered to Buyer may be, upon delivery,

subject to restrictions and limitations arising from Seller’s status as an “affiliate,” as defined in Rule 144 under the Securities Act, each as defined below, of the Issuer of the Shares under the applicable securities laws, and such Section 9.11 is hereby modified for all purposes hereof expressly to exclude such restrictions and limitations from the scope thereof.

Dividends:

Extraordinary Dividend:	Any dividend or distribution on the Preferred Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the 2002 Definitions) the ex-dividend date for which occurs from or after the Trade Date to and including the Settlement Date. For the avoidance of doubt, the definition of Extraordinary Dividend does not include pay-in-kind dividends payable on the Preferred Shares, which shall instead be treated as Potential Adjustment Events.

Payment Obligation in Respect of Extraordinary Dividends:	In the event of any Extraordinary Dividend, Seller shall make a cash payment to CSI, on the date such Extraordinary Dividend is paid to holders of Preferred Shares, in an amount equal to the product of (i) the Number of Shares on the ex-dividend date for such Extraordinary Dividend and (ii) the per share amount or value of such Extraordinary Dividend.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions and no amount shall be payable with respect to the Excess Dividend Amount.

Adjustments:

Adjustments to Preferred Shares:	If any change, exchange, payment of pay-in-kind dividend or adjustment to any term of the Preferred Shares is made in respect of a dilution event, merger, recapitalization, consolidation or similar event or otherwise, Seller shall provide Buyer and the Calculation Agent prompt notice of such adjustment, and the Calculation Agent shall make a corresponding adjustment to the terms of the Transaction as appropriate to reflect such change, exchange, payment of pay-in-kind dividend or adjustment (which may, for the avoidance of doubt, include a termination of the Transaction if (i) the terms of the Preferred Shares are adjusted so that the Preferred Shares become cash or convertible into cash or (ii) in the event of a tender offer or exchange offer for the Common

Shares or Preferred Shares, the Calculation Agent determines that it would be in the interest of Buyer to participate in such tender offer or exchange offer).

Other Extraordinary Events:

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Hedging Party:	CSI

Determining Party:	CSI

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Credit Support Documents:	Section 3 shall be a Credit Support Document under the Agreement with respect to Seller.

Account Details:

Payments to CSI:	To be advised under separate cover prior to the Trade Date

Payments to Counterparty:	To be advised under separate cover prior to the Trade Date

Delivery of Shares to CSI:	An account designated by CSI in writing.

Office:	CSI is acting through its New York Office for the purposes of the Transaction; Counterparty is not a Multibranch Party.

Calculation Agent:	CSI. The Calculation Agent will have no responsibility for good faith errors or omissions in any determination under the Transaction.

3.	Collateral:

(a)	Definitions Relating to Collateral.

As used herein, the following words and phrases shall have the following meanings:

“Additions and Substitutions” has the meaning provided in Paragraph (b)(i) of this Section 3;

“Collateral” has the meaning provided in Paragraph (b)(i) of this Section 3;

“Collateral Account” has the meaning provided in Paragraph (d)(ii) of this Section 3;

“Collateral Event” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include, as Eligible Collateral, a number of Shares at least equal to the Number of Shares or (B) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior Lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which CSI has Control, or, in each case, assertion of such by Counterparty in writing;

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC;

“Custodian” means Credit Suisse Securities (USA) LLC, or any other custodian appointed by CSI and identified to Counterparty;

“Default Event” means any Event of Default with respect to Seller or any Termination Event with respect to which Seller is the Affected Party or an Affected Party or an Extraordinary Event that results in an obligation of Seller to pay an amount pursuant to Section 12.7 of the 2002 Definitions;

“Eligible Collateral” means Shares; provided that either Counterparty or Side Fund has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions and that CSI has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto;

“Initial Pledged Items” has the meaning provided in Paragraph (b)(ii) of this Section 3;

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind;

“Location” means, with respect to any party, such party’s “location” within the meaning of Section 9-307 of the UCC;

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Pledged Items” means, as of any date, any and all securities and instruments delivered by Counterparty to be held by or on behalf of CSI under this Section 3 as Collateral;

“Retained Proceeds” has the meaning provided in Paragraph (e)(i) of this Section 3;

“Security Interests” means the security interests in the Collateral created hereby;

“Transfer Restriction” means, with respect to any item of collateral pledged under this Section 3, any contractual or legal condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon or (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of collateral and (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of collateral; in each case other than any registration or qualification requirement or prospectus delivery requirement for such item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or Seller being an “affiliate” of the issuer of such security, as such terms are defined in Rule 144 under the Securities Act, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act, and any requirement under the Hart Scott Rodino Antitrust act of 1976 or any similar foreign law); provided that the required delivery of any assignment, instruction or entitlement order from the Seller, assignor or transferor of such item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”; and

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

(b)	The Security Interests.

In order to secure the full and punctual observance and performance of the covenants and agreements contained in this Confirmation and in the Agreement:

(i)	Each of Counterparty and Side Fund hereby assigns and pledges to CSI, and grants to CSI, security interests in and to, and a lien upon and right of set-off against, and transfers to CSI, as and by way of a security interest having priority over all other security interests, with power of sale, all of the right, title and interest of Counterparty or Side Fund, as the case may be, to:

(A)	the Initial Pledged Items;

(B)	all additions to and substitutions for the Initial Pledged Items (including, without limitation, any securities, instruments or other property delivered or pledged pursuant to Paragraph (c)(i) of this Section 3) (such additions and substitutions, the “Additions and Substitutions”);

(C)	the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto and all securities entitlements in respect thereof; and

(D)	all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Initial Pledged Items were delivered to the Custodian or any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against either Counterparty or Side Fund, with respect to Counterparty or Side Fund, as the case may be) from or in connection with the Initial Pledged Items or the Additions and Substitutions (collectively, the “Collateral”).

(ii)	On or prior to the Trade Date, Seller shall deliver to the CSI in pledge hereunder, Eligible Collateral consisting of a number of Preferred Shares equal to the Number of Shares (the “Initial Pledged Items”).

(iii)	The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC).

(c)	Certain Covenants of Seller. Seller agrees that, so long as any of Seller’s obligations under the Agreement remain outstanding:

(i)	Seller shall not cause a Collateral Event to occur, and shall pledge to CSI any and all pay-in-kind dividends actually received by Seller, as additional Collateral in the manner described in Paragraphs (d)(i) and (d)(ii) of this Section 3.

(ii)	Seller shall, at its own expense and in such manner and form as CSI may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (A) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (B) create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(a) of the UCC) or (C) enable CSI to exercise and enforce its rights hereunder with respect to such security interest.

(iii)	Seller shall warrant and defend Counterparty’s and Side Fund’s title to the Collateral, subject to the rights of CSI, against the claims and demands of all persons. CSI may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(iv)	Seller agrees that neither Counterparty nor Side Fund shall change (A) its name in any manner or (B) its Location, unless Seller in either case shall have given CSI not less than 10 days’ prior notice thereof.

(v)	Seller agrees that neither Counterparty nor Side Fund shall (A) create or permit to exist any Lien (other than the Security Interests or any Lien arising out of the action, inaction or status of Buyer or Custodian) or any Transfer Restriction upon or with respect to the Collateral, (B) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (C) enter into or consent to any agreement (other than, in the case of clause (x), this Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) pursuant to which any person other than Counterparty, Side Fund, CSI and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral. For the avoidance of doubt, neither Counterparty nor Side Fund shall exercise any conversion rights or take any other action (other than voting as contemplated in paragraph (e)(ii) of this Section 3) in respect of the Preferred Shares constituting Collateral.

(d)	Administration of the Collateral and Valuation of the Securities.

(i)

Seller shall pledge any and all pay-in-kind dividends actually received by Seller as additional Eligible Collateral hereunder at any time by delivery of the same pursuant to Paragraph (d)(ii) of this Section 3. Concurrently with the delivery of such additional Eligible Collateral, Seller shall deliver to CSI a certificate, dated the date of such delivery, (A) identifying the additional items of Eligible

Collateral being pledged and (B) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in Paragraphs (viii), (ix), (x), and (xii) of Section 4(b) are true and correct with respect to such Eligible Collateral on and as of the date thereof.

(ii)	Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral to CSI by Seller shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Seller, by delivery of certificates representing such securities to the Custodian, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to CSI, and the crediting by the Custodian of such securities to a securities account (as defined in Section 8-501 of the UCC) (the “Collateral Account”) of CSI maintained by the Custodian, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Seller by transmission by Counterparty or Side Fund, as the case may be, of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Custodian or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by the Custodian of such securities to the Collateral Account, (C) in the case of securities in respect of which security entitlements are held by Counterparty or Side Fund through a securities intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary or, at the option of CSI, at another securities intermediary satisfactory to CSI and the crediting by the Custodian of such securities to the Collateral Account or (D) in any case, by complying with such alternative delivery instructions as CSI shall provide to Seller in writing.

(iii)	If on any Business Day CSI determines that no Default Event or failure by Seller to meet any of Seller’s obligations under Paragraph (c) or (d) hereof has occurred and is continuing, Seller may obtain the release from the Security Interests of any Collateral upon delivery to CSI of a written notice from Seller indicating the items of Collateral to be released so long as, after such release, no Collateral Event shall have occurred.

(iv)	Unless (A) Counterparty has elected Cash Settlement under this Confirmation, (B) by 10:00 A.M., New York City Time, on the Settlement Date, Seller shall have otherwise delivered the Number of Shares to be Delivered or (C) the Collateral does not include Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the 2002 Definitions are true and satisfied (or, at the absolute discretion of CSI, Shares with respect to which such Representation and Agreement are not true or satisfied), then CSI shall deliver or cause to be delivered to itself from the Collateral Account, in whole or partial, as the case may be, satisfaction of Seller’s obligations to deliver Shares to CSI, a number of Shares then held in the Collateral Account, not to exceed the Number of Shares to be Delivered. Upon any such delivery, CSI shall hold such Shares absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Seller).

(v)

CSI may at any time or from time to time, in its sole discretion, cause any or all of the Collateral that is registered in the name of Counterparty or Side Fund or a nominee of either to be transferred of record into the name of the Custodian, CSI or its nominee. Seller shall promptly give to CSI copies of any notices or other communications received by Counterparty or Side Fund with respect to Collateral that is registered, or held through a securities intermediary, in the name of Counterparty or Side Fund or a nominee of either and CSI shall promptly give to Counterparty copies of any notices and communications received by CSI with respect to Collateral that is registered, or held through a securities intermediary, in the name of Custodian, CSI or its nominee.

(vi)	Seller agrees that Seller shall forthwith upon demand pay to CSI:

(A)	the amount of any taxes that CSI or the Custodian may have been required to pay by reason of the Security Interests (other than taxes arising from the status of either CSI or the Custodian) or to free any of the Collateral from any Lien thereon; and

(B)	the amount of any and all costs and expenses, including the fees and disbursements of counsel and of any other experts, that CSI or the Custodian may incur in connection with (1) the enforcement of this Section 3, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (2) the collection, sale or other disposition of any of the Collateral, (3) the exercise by CSI of any of the rights conferred upon it hereunder or (4) any Default Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published from time to time in The Wall Street Journal, Eastern Edition.

(e)	Income and Voting Rights in Collateral.

(i)	CSI shall have the right to receive and retain as Collateral hereunder all proceeds; provided that CSI shall have such right with respect to any and all proceeds after the occurrence and during the continuance of a Default Event (such proceeds as CSI shall have the right to receive and retain at any time, “Retained Proceeds”), and Seller shall take all such action as CSI shall deem necessary or appropriate to give effect to such right. All such Retained Proceeds that are received by either Counterparty or Side Fund shall be received in trust for the benefit of CSI and, if CSI so directs, shall be segregated from other funds of Counterparty or Side Fund, as the case may be, and shall, promptly upon demand by CSI, be delivered over to the Custodian on behalf of CSI as Collateral in the same form as received (with any necessary endorsement).

(ii)	Unless a Default Event shall have occurred and be continuing, Seller shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral.

(iii)	If a Default Event shall have occurred and be continuing, CSI shall have the right, to the extent permitted by law, and Seller shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if CSI were the absolute and sole owner thereof.

(f)	Remedies upon Seller Payment Events.

(i)	If any Seller Payment Event shall have occurred, CSI may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, may deliver or cause to be delivered to itself from the Collateral Account in whole or partial, as the case may be, satisfaction of Seller’s obligations to deliver Shares under this Confirmation, a number of Shares then held in the Collateral Account, not to exceed the number of Shares required to be delivered pursuant to this Confirmation, whereupon CSI shall hold such Shares absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of either Counterparty or Side Fund that may be waived or any other right or claim of either Counterparty or Side Fund, and each of Counterparty and Side Fund, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that either Counterparty or Side Fund has or may have under any law now existing or hereafter adopted.

(ii)	Each of Counterparty and Side Fund hereby irrevocably appoints CSI as its true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty or Side Fund, as the case may be, CSI or otherwise, for the sole use and benefit of CSI, but at the expense of Seller, to the extent permitted by law, to exercise, at any time and from time to time upon the occurrence of a Seller Payment Event, all or any of the following powers with respect to all or any of the Collateral:

(A)	to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(B)	to exercise any conversion or similar rights with respect thereto;

(C)	to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(D)	to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if CSI were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in; and

(E)	to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that CSI shall give Seller not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. CSI and Seller agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611(b) of the UCC.

(g)	Termination of Security Interest.

The Security Interest and the rights granted by Counterparty and Side Fund in the Collateral shall pursuant to this Section 3 cease, terminate and be void upon fulfillment of all of the obligations of Seller under this Confirmation. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Counterparty by CSI, all at the request and expense of Seller.

4.	Other Provisions:

(a)	Termination by Seller:

At any time, Seller may terminate the Transaction in whole or in part upon 35 Exchange Business Days’ prior written notice to CSI (the termination date specified in such notice, the “Optional Termination Date”). If Seller terminates the Transaction in whole, Seller shall make a cash payment to CSI on the Optional Termination Date in an amount equal to the amount that would be payable under Section 6 of the Agreement if (i) such Optional Termination Date were an Early Termination Date (without regard to the provisions set forth under “Payment on Early Termination” below), (ii) Seller were the sole Affected Party and (iii) the Transaction were the only Terminated Transaction. If Seller terminates the Transaction in part, Seller shall specify the number of Shares with respect to which the Transaction is to be terminated and (a) Seller shall make a cash payment to CSI on the Optional Termination Date in an amount equal to the amount that would be payable under Section 6 of the Agreement if (i) such Optional Termination Date were an Early Termination Date (without regard to the provision set forth under “Payments on Early Termination” below), (ii) Counterparty were the sole Affected Party and (iii) the Transaction were the only Terminated Transaction; provided that (a) for purposes of such calculation, the Number of Shares shall be deemed to be such number of Shares with respect to which the Transaction is to be terminated, and (b) the Number of Shares shall be reduced by such number of Shares with respect to which such Transaction is to be terminated.

(b)	Additional Representations, Warranties and Agreements of Counterparty and Side Fund:

Counterparty and Side Fund hereby represent, warrant and agree to CSI as of the date hereof that:

(i)	From the date three months prior to the date hereof, neither Counterparty nor Side Fund nor any person who would be considered to be the same “person” as Counterparty or Side Fund or “acting in concert” with Counterparty or Side Fund (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) has, without the written consent of CSI, sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

(ii)	Each of Counterparty and Side Fund is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

(iii)	Neither Counterparty nor Side Fund is, on the date hereof, in possession of any material non-public information regarding the Shares or the Issuer. None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or Side Fund or their respective affiliates, including, but not limited to, the Issuer’s window period policy.

(iv)	Seller shall file or cause to be filed, on the date hereof and in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that CSI has informed Counterparty is acceptable to CSI.

(v)	Neither Counterparty nor Side Fund is nor, after giving effect to the transactions contemplated hereby, will be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)	Each of Counterparty and Side Fund is, and shall be as of the date of any payment or delivery by Counterparty or Side Fund hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(vii)	Each of Counterparty and Side Fund (A) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (B) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.

(viii)	The holding period (calculated in accordance with Rule 144(d) under the Securities Act) of each of Counterparty and Side Fund with respect to the Initial Pledged Items commenced on January 25, 2005. Seller agrees that neither Counterparty nor Side Fund has (A) created or permitted to exist any Lien (other than the Security Interests or any Lien arising out of the action, inaction or status of Buyer or the Custodian) or any Transfer Restriction upon or with respect to the Collateral, (B) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (C) entered into or consented to any agreement (other than, in the case of clause (x), this Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) pursuant to which any person other than Counterparty, Side Fund, CSI and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

(ix)	Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral.

(x)

All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements (each as defined in Section 8-102 of the UCC) at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and is and will be (i) certificated (and the certificate or certificates in respect of such securities or financial assets are and will be located in the United States) and registered in the name of Counterparty or Side Fund or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (ii) uncertificated and either registered in the name of Counterparty or Side Fund or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable CSI to maintain a valid and continuously perfected security interest in such Collateral, in respect of which CSI will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

(xi)	No registration, recordation or filing with any governmental body, agency or official is required or necessary for the perfection or enforcement of the Security Interests, other than the filing of financing statement in any appropriate jurisdiction.

(xii)	Neither Counterparty nor Side Fund has performed or will perform any acts that might prevent CSI from enforcing any of the terms of Section 3 or that might limit CSI in any such enforcement.

(xiii)	The Location of each of Counterparty and Side Fund is its respective jurisdiction of organization. The following is the mailing address, county and state of each chief executive office not at such Location maintained by either Counterparty or Side Fund at any time during the past five years: None.

(c)	U.S. Private Placement Representations:

Each of CSI and Seller hereby represents and warrants to the other party as of the date hereof that:

(i)	It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(ii)	It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(d)	Covenants of Seller:

(i)	Seller agrees that each of Counterparty and Side Fund and their respective affiliates will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Exchange Act, if any, and Seller will provide CSI with a copy of any report filed in respect of the Transaction promptly upon filing thereof.

(ii)

Seller agrees that neither Counterparty nor Side Fund nor any person who would be considered to be the same “person” as Counterparty or Side Fund or “acting in concert” with Counterparty or Side Fund (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) shall, without the prior written consent of CSI, sell any Shares in a manner that would be taken into account in determining the limitation pursuant to clauses (e)(1) and (e)(3) of Rule 144 under the Securities Act or hedge (through swaps, options, short sales or otherwise) any long position in the Shares from the date hereof until the earlier of the date two years from the Trade Date and the date Seller has satisfied in full all its obligations under the Transaction.

(iii)	Each of Counterparty and Side Fund is aware of and agrees to be bound by the rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to option trading and is aware of and agrees not to violate, either alone or in concert with others, the position or exercise limits established by the NASD.

(e)	Payments on Early Termination:

Upon (x) the effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions or, without duplication, pursuant to any provision of this Confirmation (any such event as described in clause (x) or (y) above, an “Early Termination Event”), if Seller would owe any amount to CSI pursuant to Section 6(d)(ii) of the Agreement (determined as if the Transaction were the only Transaction under the Agreement) or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions (any such amount, a “Seller Payment Amount” and any Early Termination Event that would so result in Seller owing any such amount, a “Seller Payment Event”), then, on the date on which any Seller Payment Amount is due, in lieu of any payment or delivery of such Seller Payment Amount, Seller shall deliver to CSI a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such securities or property) equal to the Number of Shares (the “Deliverable Shares”), it being understood that Counterparty may deliver such Deliverable Shares by instructing the Buyer to deliver such Deliverable Shares to itself from the Collateral Account.

(f)	Final Agreement:

The parties intend that this Confirmation constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999.

(g)	Securities Contract:

The parties hereto acknowledge and agree that each of CSI and the Agent is a “stockbroker” within the meaning of Section 101 (53A) of Title 11 of the United States Code (the “Bankruptcy Code”) and the Agent is acting as agent for CSI and that CSI is a “customer” of the Agent within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.

(h)	Assignment:

The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) CSI may assign or transfer any of its rights or duties hereunder to any of its affiliates without the prior written consent of Seller and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse, so long as such affiliate is a broker-dealer registered with the Securities and Exchange Commission.

(i)	Non-Confidentiality:

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Seller and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by CSI and its affiliates to Seller relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of CSI or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) CSI does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Seller.

(j)	Role of Agent:

Credit Suisse, New York branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to CSI and Seller, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Issuer, receiving, delivering, and safeguarding Seller’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i)	Agent is acting in connection with this Transaction solely in its capacity as Agent for CSI and Issuer pursuant to instructions from CSI and Seller. Agent shall have no responsibility or personal liability to CSI or Seller arising from any failure by CSI or Seller to pay or perform any obligations hereunder, or to monitor or enforce compliance by CSI or Seller with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of CSI and Seller agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii)	Any and all notices, demands, or communications of any kind relating to this Transaction between CSI and Seller shall be transmitted exclusively through Agent at the following address:

Credit Suisse, New York branch

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.: (212) 325 8175

Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:

Facsimile No.: (212) 325 8173

Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to CSI and Seller upon written request.

(iv)	The Agent will furnish to Seller upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)	CSI and Seller each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)	CSI is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Seller (through the Agent) on request.

5.	The Agreement is further supplemented by the following provisions:

(a)	Termination Provisions.

(i)	“Specified Entity” means in relation to CSI, none, and in relation to Seller for the purpose of Section 5(a)(v) of the Agreement only, any Affiliate (as defined in Section 14 of the Agreement) of Seller.

(ii)	“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

(iii)	The “Cross Default” provision of Section 5(a)(vi) of the Agreement will not apply to CSI and will apply to Seller.

For the purpose of such provision:

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (A) in respect of borrowed money, or (B) in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to the Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction).

“Threshold Amount” means USD 10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to CSI and will apply to Seller.

(v)	The “Automatic Early Termination” provisions of Section 6(a) of the Agreement will not apply to CSI and Seller.

(vi)	Payments on Early Termination. For the purpose of Section 6(e) of the Agreement, Second Method and Loss will apply.

(vii)	“Termination Currency” means United States Dollars.

(viii)	Netting. The provisions of Section 2(c) of the Agreement shall apply, provided that Section 2(c) shall be amended by deleting “and” at the end of clause (i) thereof and deleting clause (ii) thereof.

(ix)	Set-Off. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Event, such Party (“Party X”) shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Confirmation pursuant to the terms hereof, and to set off any obligation that Party X or any affiliate of Party X may have to the other party (“Party Y”) hereunder, thereunder or otherwise, including without limitation any obligation to make any release, delivery or payment to Party Y pursuant to this Confirmation or any other agreement between Party X or any of its affiliates and Party Y, against any right Party X or any of its affiliates may have against Party Y, including without limitation any right to receive a payment or delivery pursuant to this Confirmation or any other agreement between Party X or any of its affiliates and Party Y. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(b)	Tax Representations. None.

(c)	Agreements to Deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each of CSI and Seller agrees to deliver the following documents, as applicable:

(i)	Seller will deliver to CSI, upon execution of this Confirmation, an opinion of nationally recognized counsel acceptable to CSI to the effect set forth in Annex A hereto.

(ii)	The Issuer shall have executed and delivered to CSI, upon execution of this Confirmation, an Issuer Acknowledgment in the form attached as Annex B hereto.

(iii)	Each of CSI and Seller will deliver to the other party, upon execution of this Confirmation, evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Confirmation on its behalf.

Such documents shall be covered by the representation set forth in Section 3(d) of the Agreement.

(d)	Miscellaneous:

(i)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to CSI (other than by facsimile) (for all purposes):

Credit Suisse, New York branch

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.: (212) 325 8175

Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:

Facsimile No.: (212) 325 8173

Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

Designated responsible employee for the purposes of Section 12(a)(iii) of the Agreement: Senior Legal Officer

Address for notices or communications to Seller:

Address: c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard Suite 2000

Los Angeles, CA 90025

Attention: Jonathan Seiffer

Telex No.:	Answerback:
Facsimile No.:	Telephone No.:	(310) 954-0444

(ii)	The date and time of the Transaction will be furnished by CSI to Seller upon written request by Seller.

(iii)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (A) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (B) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(iv)

THE AGREEMENT AND EACH CONFIRMATION THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (PROVIDED THAT AS TO PLEDGED ITEMS LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, CSI SHALL, IN ADDITION TO ANY RIGHTS UNDER THE LAWS OF THE STATE OF NEW YORK, HAVE ALL OF THE RIGHTS TO WHICH A SECURED PARTY IS

ENTITLED UNDER THE LAWS OF LAW OF SUCH OTHER JURISDICTION). EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY AGREE THAT THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK.

(v)	This Confirmation is not intended and shall not be construed to create any rights in any person other than Seller, CSI and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and CSI shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(vi)	Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

CREDIT SUISSE INTERNATIONAL

By:	/s/ Laura Muir
Name:	Laura Muir
Title:	Authorized Signatory

By:	/s/ Sayedur Khan
Name:	Sayedur Khan
Title:	Authorized Signatory

Confirmed as of the date first written above:

GREEN EQUITY INVESTORS III, L.P.

By:	GEI Capital III, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:	Senior Vice President

GREEN EQUITY INVESTORS III SIDE, L.P.

By:	GEI Capital III, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:	Senior Vice President

CREDIT SUISSE, NEW YORK BRANCH,
AS AGENT FOR CREDIT SUISSE INTERNATIONAL

By:	/s/ Yolanda Perez-Wilson
Name:	Yolanda Perez-Wilson
Title:	Assistant Vice President
Complex Product Support

By:	/s/ Christy B. Grant
Name:	Christy B. Grant
Title:	Vice President
Complex Product Support

Annex B-21